Exhibit 3.2

CERTIFICATE OF AMENDMENT
 TO
CERTIFICATE OF INCORPORATION
OF
MEMSIC, INC.

MEMSIC, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify:

1.           That the Company’s amended and restated Certificate of Incorporation as now in effect has been amended so that the first paragraph of Article FOURTH thereof shall now read, in its entirety, as follows:

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000, consisting of (i) 45,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

2.           That this amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with Sections 228 and 242 of the General Company Law of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Robert Birnbaum, its Secretary, thereto duly authorized, this 1st day of October 2009.

MEMSIC, INC.

By:	s/s Robert L. Birnbaum
Robert Birnbaum, Secretary